Exhibit 10.6

SERVICE CONTRACT

THIS SERVICE CONTRACT (this “Contract”) is entered into on 1 April 2021 by and between:

(1)	Tung Lee Engineering Co. (“TLEC”), a sole proprietorship registered in Hong Kong, having its principal offices at Flat 11, 17/F., Tuen Mun Central Square, 22 Hoi Wing Road, Tuen Mun, N.T., Hong Kong; and

(2)	Uptrend Construction & Engineering Limited (“Uptrend”), a limited company incorporated under the laws of Hong Kong and having its principal office at Flat 11, 17/F., Tuen Mun Central Square, 22 Hoi Wing Road, Tuen Mun, N.T., Hong Kong.

WHEREAS:

TLEC intends to provide certain services to Uptrend subject to the terms and conditions of this Contract.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	As used in this Contract:

“Contract” means this Contract and the Appendices attached hereto; “Effective Date” means 1 April 2021

“Force Majeure means:

(a)	any supervening outbreak of war affecting Hong Kong (whether war be declared or not), hostilities, invasion, acts of foreign enemies, rebellion, terrorism, revolution, military or usurped power, overthrow (whether by external or internal means) of the Government, civil war, riot, civil disturbances, fire, civil commotion and acts of God; or

(b)	any supervening catastrophic event which is similar to the foregoing.

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“IPRs” means patents, trademarks, service marks, trade names, design rights, copyright, domain names, database rights, rights in know-how, new inventions, designs or processes and other intellectual property rights, whether now known or created in future (of whatever nature and wherever arising) and in each case whether registered or unregistered and including applications for the grant of any such rights.

“Party” means either Uptrend or TLEC; and the expression “Parties” shall mean both of them;

“Payment Schedule” means the schedule of payment of the Service Fee as set out in Appendix 1;

“Service Fee” means the service fee payable by Uptrend in respect of the Services as set out in Appendix 1;

“Services” means the services to be provided by TLEC to Uptrend as more specifically set out in Appendix 1;

“Term” shall have the meaning ascribed to such term in Clause 3; and

“Third Party Property Rights” shall mean all such third party rights, not being the rights of Uptrend or TLEC including, but not limited to IPRs.

2.	ENGAGEMENT

2.1	Uptrend hereby engages TLEC to perform the Services and TLEC hereby accepts such engagement, upon the terms and conditions set out in this Contract.

3.	TERM

3.1	This Contract shall become effective on the Effective Date and shall remain effective until 31 March 2024 (the “Term”), unless earlier terminated in accordance with Clause 11. The Parties shall have the option to extend the Term by mutual agreement.

4.	SERVICES

4.1	In consideration of the payment of the Service Fee, TLEC agrees to perform the Services as set out in Appendix 1, subject to the terms of this Contract and in accordance with all legislation, regulations and by-laws affecting or in any way relating to the Services.

4.2	TLEC shall not be regarded as having performed the Services until all the Services have been completed to the reasonable satisfaction of Uptrend based on the specifications and requirements under Appendix 1.

5.	SERVICE FEE AND PAYMENT

5.1	Subject to TLEC performing the Services to the reasonable satisfaction of Uptrend, Uptrend shall pay TLEC the Service Fee in accordance with the terms of this Contract.

5.2	Unless otherwise agreed by the Parties in writing, the Service Fee is denominated in HK$ and is inclusive of all fees, costs, charges, expenses and disbursements incurred by TLEC in its performance of the Services and is also inclusive of any and all taxes, levies, duties or other charges or withholdings of a similar nature in any jurisdiction arising from the fees or other sums paid to Uptrend in relation to the Services.

5.3	TLEC shall invoice Uptrend for payment of the Service Fee according to the Payment Schedule. Payment will be made within 90 days upon receipt of the invoice by Uptrend or otherwise stated.

6.	WARRANTIES

6.1	TLEC hereby warrants to Uptrend that:

a)	it has obtained all necessary authorisations and approvals in order to lawfully enter into and exercise its rights and perform its obligations under this Contract;

b)	it will not, during the Term, enter into any contract or accept any obligations that are inconsistent or incompatible with its obligations under this Contract nor take up any appointment, represent or act for or advise any third party against the interest of Uptrend;

c)	it will perform and carry out the Services in a timely, diligent, competent and professional manner, with all reasonable skill and care and within any time period specified in this Contract and ensure that all its employees, officers, agents and contractors involved in the delivering of the Services have all the necessary qualifications, ability, experience, skills, expertise and capacity to carry out the Services; and

d)	all information supplied, and statements and representations made by or on behalf of TLEC in relation to the Services are true, accurate and complete in all respects and are not misleading, whether by omission or otherwise.

7.	CONFIDENTIALITY AND PRIVACY

7.1	All information furnished to TLEC by Uptrend will be treated as confidential for a period of two (2) years after completion of the Services and will be used by TLEC solely in connection with the performance of the Services save and except that such prohibition will not apply to any document or information which:

a)	is publicly available or has become generally available to the public other than as a result of a disclosure by Uptrend, its directors, employees, subcontractors or agents;

b)	was available to TLEC on a non-confidential basis prior to its being so furnished;

c)	has become available to TLEC on a non-confidential basis from a source other than Uptrend unless to the knowledge of TLEC such source owes a duty of confidentiality to Uptrend;

d)	has been independently developed, by or for TLEC without reference to the information;

e)	is required to be disclosed by any applicable law, rules or regulations, or any government department, regulatory body or court proceedings provided that to the extent legally allowed and practical TLEC will advise Uptrend forthwith so that Uptrend may seek a protective order or other appropriate remedy and, consult with Uptrend prior to such disclosure.

7.2	TLEC shall comply with the Personal Data (Privacy) Ordinance with respect to the handling of all personal data (as the term is defined in the Ordinance) collected, used or processed in the course of its performance of the Services.

8.	LIABILITY AND INSURANCE

8.1	Nothing in this Contract shall exclude or restrict TLEC’s liability for:

a)	fraud;

b)	death or personal injury caused by its negligence;

c)	breach of any applicable laws relating to the Services;

d)	any liability to the extent the same may not be excluded as a matter of law.

TLEC shall maintain appropriate and sufficient insurance with a reputable insurance company approved by Uptrend against any loss, damage, claim or action arising out of the performance of its obligations under this Contract from personal injury or death, public liability, and/or any other liability for which it is required by law to insure and shall make available a copy of such insurance to Uptrend on request. The provisions in this Clause shall survive the termination or expiry of this Contract.

9.	INDEMNITY

9.1	TLEC hereby undertakes to indemnify Uptrend from and against all and any losses or damages it suffers and all and any interests, costs and expenses it incurs including any claim from any third parties as a result of (a) any breach of any term in this Contract by TLEC (b) any breach of warranties of TLEC hereunder; (c) any infringement or alleged infringement of Third Party Property Rights by TLEC pertaining to the Services furnished to Uptrend under this Contract.

10.	HEALTH & SAFETY

10.1	In carrying out its Services under this Contract, TLEC shall always observe and comply with all applicable legislations, Code of Practices, rules, and regulations of the Hong Kong Special Administrative Region.

10.2	For the avoidance of doubt, TLEC shall indemnify and hold harmless Uptrend from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, legal fees, consultant and expert fees) arising from (a) damages to properties and injuries arising from TLEC’s services or operations performed under this Contract, or (b) TLEC’s breach or non-observance of the above Clauses 10.1 and 10.2.

11.	TERMINATION

11.1	Without prejudice to any other rights and remedies which Uptrend may have, Uptrend may at any time during the Term, terminate this Contract in the event that TLEC:

(a)	fails to comply with any terms, conditions or undertakings in this Contract and (in the case of a breach capable of being remedied) TLEC fails to remedy the breach to the satisfaction of Uptrend within seven days after receipt of a notice in writing from TLEC requiring it to do so or within such other period as TLEC may in its sole discretion allow in writing;

(b)	TLEC persistently or flagrantly fails to comply fully and punctually with its obligations and duties under this Contract;

(c)	TLEC has failed to commence the Services on the Effective Date or proceed with the Services with due diligence after the Commencement Date;

(d)	TLEC has, without the prior written approval of Uptrend, assigned, transferred, sub-contracted or otherwise disposed of any or all of its interests, rights, benefits or obligations under this Contract to any other third party or purported to do so;

(e)	TLEC engages in any conduct which is reasonably considered by Uptrend to be prejudicial to the Services;

(f)	TLEC stops or suspends payment to its creditors generally, or is unable or admits its inability to pay debts generally as they fall due or is declared or becomes bankrupt or insolvent;

(g)	the passing of any resolutions, the initiation of any proceedings, or the making of any order which may result in the winding up, or dissolution, insolvency, administration, reorganisation or reconstruction of TLEC, or the appointment of a receiver, provisional liquidator, liquidator, administrator, administrative receiver, conservator, custodian, trustee or similar officer of TLEC or of any or all of TLEC’s assets or revenues, or if TLEC makes an assignment for the benefit of or composition with its creditors generally or threatens to do any of the above, or any event occurs under the laws of any jurisdiction that has a similar or analogous effect;

(h)	TLEC fails to secure or renew any license, registration or permit required by law for its business operations or if any license, registration or permit is revoked or suspended; or

(i)	TLEC’s use of any IPRs for the purpose of or otherwise in connection with the performance of this Contract is held by a court or is alleged to constitute an infringement of any third party’s IPRs.

11.2	Notwithstanding anything provided herein to the contrary, Uptrend may at any time at its option terminate this Contract by giving TLEC not less than 30 days’ prior written notice. In such event, TLEC shall be entitled to receive payment for such part of the Services carried out up to the date of termination. Any amount paid in respect of such part of the Services which has not been performed at the date of termination shall be refunded to Uptrend.

11.3	For the avoidance of doubt, termination of this Contract shall be without prejudice to any rights or remedies, available to or any obligations or liabilities accrued to either Party at the effective date of termination under this Contract or otherwise in law.

12.	BOOKS AND RECORDS

12.1	TLEC shall maintain, during the continuance of this Contract and for a minimum period of seven years after the expiry or termination of this Contract, full and proper books of accounts and records (including receipts, counterfoils, vouchers, quotations and tendering documents and other supporting documents) in connection with the Services.

13.	PROBITY

13.1	TLEC shall observe the Prevention of Bribery Ordinance (Cap. 201) (“PBO”). TLEC shall not, and shall procure that its directors, employees, agents, suppliers, contractors and other personnel who are in any way involved in the Services shall not, offer to or solicit or accept from any person any money, gifts or advantages (as defined in the PBO) in relation to the Services.

13.2	If TLEC and/or any of its directors, employees, agents, suppliers, contractors and other personnel who are in any way involved in the Services commit any offence under the PBO in relation to this Services, Uptrend shall be entitled to terminate this Contract and shall hold TLEC liable for any loss or damages Uptrend may thereby sustain.

14.	GOVERNING LAWS AND DISPUTE RESOLUTION

14.1	This Contract shall be governed by the laws of Hong Kong. If any dispute arises between the Parties in respect of this Contract, the Parties shall conduct friendly discussions with the view to resolving such dispute. If the dispute is not resolved within a maximum of 60 days following such discussions are first conducted, the Parties agree that such dispute may be submitted to the exclusive jurisdiction of the courts of Hong Kong, Special Administrative Region.

15.	FORCE MAJEURE

15.1	Neither Party shall be liable for any delays arising from the occurrence of a Force Majeure event. A Party prevented by an event of Force Majeure may be excused from performance of the obligations under this Contract for so long as such event shall continue. The Party so prevented shall as soon as possible give notice in writing to the other Party of the occurrence of the event of Force Majeure.

15.2	Should the performance by TLEC of its obligations under this Contract be prevented by Force Majeure for 14 days (either consecutive or in the aggregate) or longer, Uptrend shall be entitled, at the expiration of such period, to terminate this Contract by not less than five days’ notice in writing to TLEC.

15.3	In the event that performance of obligations under this Contract is delayed by Force Majeure, the Parties shall diligently endeavour to achieve expeditiously the normal pursuit of this Contract and to make up for the time lost.

16.	GENERAL

16.1	No prejudice to rights / waiver: No failure to exercise, or delay in exercising, any right or remedy under this Contract will operate as a release or waiver of such right or remedy or any other right or remedy, nor will any single or partial exercise of any right or remedy under this Contract or provided by law preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver of any breach of this Contract or any right of remedy under this Contract shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed.

16.2	Entire Contract: This Contract constitutes the entire agreement between the Parties with respect to its subject matter and supercedes all other oral or written representations, undertakings or agreements relating to the subject matter hereof.

16.3	Variations in writing: Any variation to this Contract shall be binding only if it is in writing and signed by or on behalf of each Party.

16.4	Severability: If any term in or provision of this Contract shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, the term or provision shall to that extent be deemed not to form part of this Contract and the enforceability of the remainder of this Contract shall not be affected and shall be enforced to the full extent permitted by law.

16.5	Rights cumulative: The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

16.6	Survival: Termination shall not affect any rights and/or obligations accrued before the date of termination or any rights and/or obligations or provisions of this Contract expressed or intended to survive any termination of this Contract.

16.7	Assignment: TLEC may not assign or transfer, pledge or mortgage or purport to assign or transfer, pledge or mortgage any of its rights or obligations under this Contract without the prior written consent of Uptrend.

16.8	Use of Logos: TLEC shall not use any of the marks of Uptrend (which include trademark, service mark, name, logo or any other identifying materials of Uptrend) without the prior written consent of Uptrend.

16.9	Successors and Assigns: The terms and conditions of this Contract shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the Parties, except that no assignment, transfer, pledge or mortgage by or through either party in violation of the provisions of this Contract shall vest any rights in the assignee, transferee, pledgee, mortgagee or in any occupant.

16.10	Notices

Addresses: Any notice or other communication under or in connection with this Contract shall be in writing and shall be left at or sent by pre-paid registered post, or facsimile or email transmission to the Party due to receive the notice or communication at its respective address set out below or to such other address and / or number as may have been last specified by such Party by written notice to the other Party.

To TLEC:

Address: Flat 11, 17/F., Tuen Mun Central Square, 22 Hoi Wing Road, Tuen Mun, N.T., Hong Kong Hong Kong

Attention: Chan Chi Keung

To Uptrend:

Address: Flat 11, 17/F., Tuen Mun Central Square, 22 Hoi Wing Road, Tuen Mun, N.T., Hong Kong Hong Kong

Attention: Chan Sum Yuen

Delivery: In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

(a)	if delivered personally, when left at the address referred to in Clause 16.10;

(b)	if sent by registered post, two (2) days after posting; and

In proving the giving of a notice by mail, it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted.

16.11	Counterparts: This Contract may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

16.12	Further assurances: Each Party shall execute such further documents and perform and procure such acts and things as may be necessary to give full effect to each Party’s obligations under this Contract.

17.	EXCLUSION OF THIRD PARTY RIGHTS

17.1	Notwithstanding any other provisions of this Contract and save for expressly provided for in this Contract, any person who is not a party thereto shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Cap.623) to enforce any provisions of this Contract. For the avoidable of doubt, this provision does not affect any right or remedy of third party which exists or is available apart from the said Ordinance.

IN WITNESS WHEREOF the Parties have caused this Contract to be executed by their duly authorized officers.

For and on behalf of:
Tung Lee Engineering Co.

Name: Chan Chi Keung
Title: Sole proprietor

For and on behalf of:
Uptrend Construction & Engineering Limited

Name: Chan Sum Yuen
Title: Director

APPENDIX 1

DESCRIPTION OF SERVICES

1.	Scope of Services

1.1	TLEC shall, at the request of Uptrend, assign personnel to assist Uptrend in its daily operation, and the assistance to be provided shall include the following:

1)	Administrative support, which shall include:
-	Human resource support, such as managing payroll administration and employment contracts and legal documentation.
-	Finance function support, such as managing expense invoices and expense reports.

2)	Engineering support, which shall include:
-	Assist in planning, scheduling, managing and executing civil engineering projects.
-	Assist in preparing technical documentation to be submitted to main contractors.

1.2	For the avoidance of doubt, the personnel to be assigned by TLEC during the Term shall remain as the employee of TLEC and shall be subject to their respective employment agreement with TLEC.

1.3	The Parties may engage in negotiations to establish an agreement regarding any additional services that may be required beyond the initially agreed scope of services.

2.	Service Fees

2.2	The service fees to be paid by Uptrend in relation to the services to be rendered by TLEC shall be calculated on a monthly basis based on the actual working days or working hours of the assigned personnel with reference to the assigned personnel’s salary.